Exhibit 10.15

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (together with its Schedule A, this “Agreement”) made as of November 11, 2019 (the “Effective Date”), is between Decibel Therapeutics, Inc., with a principal business address at 1325 Boylston St., Suite 500, Boston, MA 02215 USA (“Decibel”), and Laurence Reid, PhD (“Consultant”).

1.

Consulting Services. Decibel hereby retains Consultant to provide certain consulting services (the “Services”) on the terms described herein. Such Services will include those specific activities described in Schedule A to this Agreement and such other tasks that Decibel reasonably requests of Consultant during the term of this Agreement. Consultant shall render the Services at such times and locations as Decibel reasonably requests, but Consultant otherwise retains the right to control or direct the details, manner and means by which Consultant performs the Services. Consultant shall provide Decibel with written project or status reports as Decibel directs, as well as any other writings, specifications, drawings, models, and similar documentation that are appropriate given the nature of the Services. Consultant shall deliver these reports and other materials to the attention of Steven H. Holtzman or his designate. Consultant agrees not to employ, subcontract, or otherwise engage any other person or entity to perform any Services under this Agreement without Decibel’s prior written consent.

2.	Compensation.

2.1.

Fees. Decibel shall pay Consultant a fee for the Services at the rate specified in Schedule A to this Agreement. Decibel shall pay the applicable fee within thirty (30) days of its receipt of invoices detailing the Services performed and, if applicable, the time spent performing them, provided that Consultant has delivered to Decibel all reports or other materials related to the Services. Consultant shall keep reasonably detailed records of all hours worked on Decibel’s behalf under this Agreement, and shall make those records available to Decibel upon Decibel’s reasonable request. Each party represents that, to the best of its knowledge, the fee set forth in Schedule A constitutes fair market value for the Services. Consultant shall invoice Decibel to the attention of Accounts Payable for Services rendered hereunder.

2.2.

Expenses. Decibel shall reimburse Consultant for all pre-approved, reasonable and necessary travel, lodging, and meal expenses required and incurred in performing the Services. These expenses will be reviewed and reimbursed pursuant to Decibel’s corporate policies for such expenses (that require, among other things, the submission of receipts or other verification). Decibel may provide modest meals to Consultant in the course of Consultant’s performance of the Services.

3.

Term. This Agreement will begin on the Effective Date and continue through February 7, 2020. The Agreement may be extended by mutual agreement of the parties or earlier terminated in accordance with its terms. Each party may terminate this Agreement with immediate effect by delivering written notice to the other party. Sections 4 and 5 of this Agreement shall survive any expiration or termination of this Agreement as specified therein.

4.

Confidentiality. The term “Confidential Information” includes all non-public scientific, technical, business or financial information possessed or obtained by, developed for, or given to Decibel that is treated by Decibel as confidential or proprietary, whether or not labeled “Confidential.” Confidential Information of Decibel includes, without limitation, Deliverables (defined below). During the term of this Agreement and for a period of five (5) years thereafter, Consultant will hold Decibel’s Confidential Information in strict confidence; will not disclose such Confidential Information to any third parties; and will not use any Confidential Information of Decibel for any purpose except as necessary for the performance of the Services. Consultant will have no obligation of confidentiality with respect to any portion of Decibel’s Confidential Information that:

a)	is or later becomes generally available to the public by use, publication or the like, through no fault of Consultant;

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b)	is obtained without restriction from a third party having the legal right to disclose the same to Consultant;

c)	Consultant already possessed, as evidenced by Consultant’s contemporaneous written records, prior to receipt thereof from Decibel; or

d)	is independently developed by Consultant without the use of or access to Decibel’s Confidential Information, as evidenced by Consultant’s contemporaneous written records.

If required to be disclosed by law, governmental rule or regulation or order of a court with competent jurisdiction, Consultant may disclose the Confidential Information, provided that the disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to Decibel.

5.	Developments.

5.1.

Deliverables. Decibel may use any results or products of the Services for any purpose without further payment or obligation. Consultant shall promptly and fully disclose to Decibel any inventions, improvements, or ideas conceived and/or reduced to practice by Consultant in connection with or during the performance of the Services. All such results, products, inventions, improvements, or ideas (collectively, “Deliverables”) will be Decibel’s exclusive property and Consultant shall assign and hereby assigns them to Decibel or its nominees, successors or assigns. Consultant agrees not to perform any Services on Consultant’s employer’s premises or with its facilities or funds or in any other manner that could result in such employer asserting an ownership interest in any Deliverables. Consultant will provide assistance as needed and without charge (other than reimbursement for actual expenses incurred) in protecting these Deliverables by patent or otherwise in any and all countries, including in any patent office proceeding or litigation involving these Deliverables. Consultant will keep contemporaneous written records of Consultant’s work done under this Agreement, and will submit these records to Decibel when requested or at the termination of this Agreement.

5.2.

Works Made For Hire. Any copyrightable work created by Consultant in connection with and arising from the performance of the Services is a work made for hire, whether published or not. Decibel shall have all rights to and in this work and it shall be Decibel’s property as author and owner of the copyright. Consultant agrees to execute any documents of assignment that may be required to vest ownership of this copyright in Decibel. Consultant shall not publish on any matter arising from the Services without first obtaining Decibel’s written permission.

5.3.	Survival. The foregoing provisions will survive any expiration or termination of this Agreement.

6.	Conflicting Obligations and Debarment. Consultant hereby represents that Consultant:

a)

is presently under no obligation to any other party (including any present or former employer(s), any government agency, and other parties with whom Consultant consults) that would prevent Consultant from carrying out Consultant’s duties and obligations under this Agreement, or that is inconsistent with this Agreement’s provisions;

b)	has determined that this Agreement complies with the patent, consulting or other policies of Consultant’s employer;

c)	has no financial interest in the outcome of the Services; and

d)	has not been debarred by any relevant governmental or regulatory authority.

Consultant shall not perform any Services on Decibel’s behalf that would result in any conflict with any third party obligations, nor shall Consultant disclose any third party confidential information to Decibel. If Consultant is or becomes a member of a committee of any entity that sets formularies or develops clinical guidelines during the term of this Agreement or in the two (2) years thereafter, Consultant will disclose to such committee the existence and nature of the Services contemplated by this Agreement and follow any procedures set forth by such committee relative to the Services. Consultant will not recruit, entice, induce, or encourage any person to do anything that, if done by Consultant, would violate this Agreement.

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7.

Independent Contractor. Consultant is an independent contractor and not an employee of Decibel. Consultant shall not speak for, represent, or obligate Decibel in any way without Decibel’s prior written consent, nor shall Consultant represent him or herself as Decibel’s employee, partner, joint venturer, agent, or officer. Consultant is not eligible to participate in any benefit plan or program Decibel provides to its employees. Decibel will not make any deductions from its payments to Consultant for income taxes, social security, unemployment insurance, workers’ compensation, or other employment-related taxes, nor will Decibel provide Consultant with insurance coverage for accidents, illnesses, damages or injuries arising out of Consultant’s performance of the Services. Decibel shall not be liable for any claims arising from any accidents, illnesses, damages, or injuries Consultant may suffer that arise out of Consultant’s performance of the Services.

8.

Publicity. Decibel may use Consultant’s name in written materials or oral presentations to current or prospective customers, investors, or others, provided that these materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Decibel.

9.

Non-Referral. Neither party is under any obligation to solicit, refer, or solicit referrals of customers or patients for the other party’s business. Neither party will receive any benefit of any kind for making such referrals, nor suffer any detriment for not making them.

10.

Breach and Indemnity. Consultant agrees that the compensation and benefits contained in this Agreement are subject to immediate termination, reduction, or cancellation should Consultant take any action or engage in any conduct that Decibel reasonably considers to be a material violation of this Agreement. Any such termination, reduction, or cancellation will not prevent Decibel from seeking any other legal or equitable remedies that may be available to Decibel as a result of a violation of this Agreement by Consultant. Consultant agrees to indemnify and hold harmless Decibel from and against any claims, losses, damages, and expenses (including attorney’s fees) that may arise from the negligence or willful misconduct of Consultant in performing the Services or from any breach of this Agreement by Consultant.

11.

Notices. Any notice required or permitted under this Agreement must be in writing, delivered personally or by facsimile, courier, or mail postage prepaid. Such notice shall be addressed to the other party at its address indicated in the letterhead above and shall be effective upon receipt by the addressee.

12.	Miscellaneous. This Agreement:

a)

may not be assigned or otherwise transferred by any party without the consent of the other party; provided, however, that Decibel may, without such consent, assign its rights and obligations under this Agreement to any affiliate or, in connection with a merger, consolidation or sale of substantially all of the business to which this Agreement relates, to an unrelated third party;

b)	is to be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts;

c)

contains the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements, written or oral, between Decibel and Consultant with respect to its subject matter;

d)	may not be modified, changed or discharged, in whole or in part, except by an agreement in writing signed by both parties hereto.

No waiver of any term, provision or condition of this Agreement (whether by conduct or otherwise) in any one or more instances will be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. In the event that any one or more of the provisions contained in this Agreement are, for any reason, held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

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13.

Counterparts and Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. The parties agree that electronic signatures or signatures affixed to any one of the originals and delivered by facsimile, portable document format (PDF), or other electronic means shall be valid, binding and enforceable.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

DECIBEL THERAPEUTICS, INC.		LAURENCE REID, PHD
By:	/s/ Steven H. Holtzman	By:	/s/ Laurence Reid, PhD
Name:	Steven H. Holtzman	Name:	Laurence Reid, PhD
Title:	President and CEO	Title:	Consultant

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SCHEDULE A

Description of Services:

As requested by Decibel and as agreed by Consultant, Consultant will advise Decibel on general business matters.

Compensation for the Performance of the Services:

Consultant will be paid ten thousand dollars ($10,000.00) per week. Consultant shall invoice Decibel monthly in USD. All pass-through costs must be approved in advance in writing by Decibel and will not include any administrative or other additional charges. Amounts due for pass through costs will be invoiced in the billing cycle first following the date they are incurred and invoices will indicate which costs are pass-through costs. Payment will be made in accordance with Section 2 (Compensation) of the Agreement.

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AMENDMENT NO. 1 TO CONSULTING AGREEMENT

THIS AMENDMENT NUMBER 1 (“Amendment No. 1”), effective as of February 7, 2020 (the “Amendment No. 1 Effective Date”), is by and between Decibel Therapeutics, Inc. (“Decibel”) and Laurence Reid, PhD (“Consultant”), and amends the Consulting Agreement dated November 11, 2019 between the parties hereto (together with any prior amendments, the “Agreement”). Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Agreement.

WHEREAS, Decibel and Consultant entered into the Agreement; and

WHEREAS, Decibel and Consultant desire to amend the Agreement in order to extend the term.

NOW THEREFORE, the parties hereto agree as follows:

1.

In Section 3 of the Agreement, entitled “Term,” the first sentence is hereby deleted in its entirety and replaced with the following: “This Agreement will begin on the Effective Date and continue through June 30, 2020.”

2.

Except as expressly provided in this Amendment No. 1, the remaining terms and conditions of the Agreement shall remain in full force and effect. This Amendment No. 1 may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. The parties agree that electronics signatures or signatures affixed to any one of the originals and delivered by facsimile, portable document format (PDF), or other electronic means shall be valid, binding and enforceable.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 effective as of the Amendment No. 1 Effective Date.

DECIBEL THERAPEUTICS, INC.		LAURENCE REID, PHD
By:	/s/ Ronald Vigliotta	By:	/s/ Laurence Reid, PhD
Name:	Ronald Vigliotta	Name:	Laurence Reid, PhD
Title:	VP Finance	Title:	Consultant

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AMENDMENT NO. 2 TO CONSULTING AGREEMENT

THIS AMENDMENT NUMBER 2 (“Amendment No. 2”), effective as of June 30, 2020 (the “Amendment No. 2 Effective Date”), is by and between Decibel Therapeutics, Inc. (“Decibel”) and Laurence Reid, PhD (“Consultant”), and amends the Consulting Agreement dated November 11, 2019 between the parties hereto (together with any prior amendments, the “Agreement”). Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Agreement.

WHEREAS, Decibel and Consultant entered into the Agreement; and

WHEREAS, Decibel and Consultant desire to amend the Agreement in order to extend the term.

NOW THEREFORE, the parties hereto agree as follows:

1.

In Section 3 of the Agreement, entitled “Term,” the first sentence is hereby deleted and replaced with the following: “This Agreement will begin on the Effective Date and continue through June 30, 2021.”

1.

Except as expressly provided in this Amendment No. 2, the remaining terms and conditions of the Agreement shall remain in full force and effect. This Amendment No. 2 may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. The parties agree that electronics signatures or signatures affixed to any one of the originals and delivered by facsimile, portable document format (PDF), or other electronic means shall be valid, binding and enforceable.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 effective as of the Amendment No. 2 Effective Date.

DECIBEL THERAPEUTICS, INC.		LAURENCE REID, PHD
By:	/s/ Ronald Vigliotta	By:	/s/ Laurence Reid, PhD
Name:	Ronald Vigliotta	Name:	Laurence Reid, PhD
Title:	VP Finance	Title:	CEO

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